Exhibit 10.1

EXECUTION COPY

SUPPORTING STOCKHOLDER AGREEMENT

This SUPPORTING STOCKHOLDER AGREEMENT (this “Agreement”) is entered into as of January 5, 2015, by and among (i) Tempus Applied Solutions, LLC, a Delaware limited liability company (the “Company”), (ii) Benjamin Scott Terry and John G. Gulbin, III in their capacities as the Members’ Representative on behalf of the Members (as defined below) in accordance with the Merger Agreement (as defined below) (the “Members’ Representative”), and (iii) Chart Acquisition Group LLC, The Chart Group, L.P., Christopher D. Brady, Joseph Wright and Cowen Investments LLC (each a “Stockholder”, and collectively, the “Stockholders”). The Company, the Members’ Representative and the Stockholders are sometimes referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, as of the date hereof, each of the Stockholders “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of Parent Common Stock, set forth opposite such Stockholder’s name on Annex A hereto (such shares of Parent Common Stock, together with any other shares of Parent Common Stock the voting power over which is acquired by Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance ARTICLE V hereof (such period, the “Voting Period”), are collectively referred to herein as the “Subject Shares”);

WHEREAS, the Parties propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”), by and among the Company, the members of the Company identified therein (the “Members”), the Members’ Representative, Chart Acquisition Corp., a Delaware corporation (“Parent”), Tempus Applied Solutions Holdings, Inc., a Delaware corporation (“Pubco”), Chart Merger Sub Inc., a Delaware corporation (“Parent Merger Sub”), TAS Merger Sub LLC, a Delaware limited liability company (“Company Merger Sub”), the Chart Representative named therein and the Warrant Offerors named therein, pursuant to which, (i) Parent Merger Sub will merge with and into Parent, with Parent being the surviving entity and a wholly-owned subsidiary of Pubco, and with former Parent shareholders receiving newly issued shares of common stock of Pubco, (ii) Company Merger Sub will merge with and into the Company, with the Company being the surviving entity and a wholly owned-subsidiary of Pubco, and with the Members receiving newly issued shares of common stock of Pubco, and (iii) Pubco will become a publicly traded company; and

WHEREAS, as a condition to the willingness of the Company and the Members to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Stockholders are executing this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II
VOTING AGREEMENT

Section 2.1 Agreement to Vote the Subject Shares. Each Stockholder hereby unconditionally and irrevocably agrees that, during the Voting Period, at any duly called meeting of the stockholders of Parent (or any adjournment or postponement thereof), such Stockholder shall appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote (or cause to be voted), in person or by proxy, all of its Subject Shares (a) in favor of any Extension Amendment and Trust Amendment (as such terms are defined in the Extension Proxy Statement) (and any actions required in furtherance thereof) if such action is brought before Parent’s stockholders as contemplated by the Merger Agreement or otherwise in connection therewith, (b) in favor of the adoption of the Parent Voting Matters (and any actions required in furtherance thereof), (c) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of any Parent Party contained in the Merger Agreement, and (d) against the following actions or proposals (other than the Transactions and the Extension): (i) any Parent Competing Transaction (except as permitted by the Merger Agreement); (ii) any change in present capitalization of Parent or any amendment of the certificate of incorporation or bylaws of Parent; and (iii) any change in Parent’s corporate structure or business.

Section 2.2 Agreement Not to Redeem. Each Stockholder hereby unconditionally and irrevocably agrees that, during the Voting Period, it shall not submit its Subject Shares for repurchase or redemption or cause its Subject Shares to be repurchased or redeemed, whether pursuant to the Redemption Offer, the right of holders of Parent Common Stock to have Parent redeem such shares if a business combination is not completed by the Outside Date, any redemption offer by Parent in connection with the Extension, or otherwise.

Section 2.3 No Obligation as Director or Officer. The parties acknowledge that this Agreement is entered into by each Stockholder solely in such Stockholder’s capacity as the beneficial owner of the Subject Shares and nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director or officer of Parent solely in his or her capacity as a director or officer of Parent.

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ARTICLE III
COVENANTS

Section 3.1 Generally.

(a) Each of the Stockholders agrees that during the Voting Period it shall not without the Members’ Representative’s prior written consent, (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Shares (except for option grants or other arrangements with directors of the Parent for compensation in their capacity as such made in the ordinary course consistent with past practice); (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares, except as prescribed by Section 2.1 hereof and pursuant to Section 3.2 hereof; or (iii) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting Stockholder’s ability to perform its obligations under this Agreement. Any action attempted to be taken in violation of the preceding sentence will be null and void.

(b) In the event of a stock dividend or distribution, or any change in the Parent Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction. Each of the Stockholders agrees, while this Agreement is in effect, to notify Parent and Members’ Representative promptly in writing (including by e-mail) of the number of any additional shares of Parent Common Stock acquired by each Stockholder, if any, after the date hereof.

(c) Each of the Stockholders agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation or warranty of such Stockholder contained in this Agreement inaccurate in any respect.

Section 3.2 Proxies. Each Stockholder hereby revokes any and all previous proxies granted with respect to its Subject Shares. By entering into this Agreement, each Stockholder hereby grants, in the event that such Stockholder does not comply with the terms set forth in ARTICLE II, a proxy appointing the Members’ Representative with full power of substitution, as such Stockholder’s attorney-in-fact and proxy, for and in such Stockholder’s name, to be counted as present, and to vote, or otherwise to act on behalf of such Stockholder with respect to its Subject Shares solely with respect to the matters set forth in, and in the manner contemplated by, ARTICLE II as such proxy or its substitutes shall, in the Members’ Representative sole discretion, deem proper with respect to its Subject Shares. The proxy granted by each Stockholder pursuant to this Section 3.2 is, subject to the penultimate sentence of this Section 3.2, irrevocable and is coupled with an interest, in accordance with Section 212(e) of the DGCL, and is granted in order to secure such Stockholder’s performance under this Agreement and also in consideration of the Company and the Members’ Representative entering into this Agreement and the Company and the Members entering into the Merger Agreement. If a Stockholder fails for any reason to be counted as present, to consent or to vote the Subject Shares in accordance with the requirements of ARTICLE II above (or anticipatorily breaches such section), then the Members’ Representative shall have the right to cause to be present and to vote such Stockholder’s Subject Shares in accordance with the provisions of ARTICLE II. The proxy granted by each Stockholder shall be automatically revoked upon termination of this Agreement in accordance with ARTICLE V below. Each Stockholder agrees, from the date hereof until the time of termination of this Agreement in accordance with ARTICLE V, not to attempt to revoke, frustrate the exercise of, or challenge the validity of, the irrevocable proxy granted pursuant to this Section 3.2.

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Section 3.3 Stop Transfers. Each of the Stockholders agrees with, and covenants to, the Company and the Members’ Representative that such Stockholder shall not request that Parent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Subject Shares during the term of this Agreement without the prior written consent of the Members’ Representative.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each of the Stockholders hereby represents and warrants, severally and not jointly, to the Company and the Members’ Representative (on behalf of the Members) as follows:

Section 4.1 Binding Agreement. Such Stockholder (a) if a natural person, is of legal age to execute this Agreement and legally competent to do so and (b) if not a natural person, (i) is a corporation, limited liability company or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and (ii) has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Stockholder has been duly authorized by all necessary action, as applicable, on the part of such Stockholder. This Agreement, assuming due authorization, execution and delivery hereof by the Company, the Members’ Representative and the other Stockholders hereto, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 4.2 Ownership of Shares. Annex A sets forth opposite such Stockholder’s name the number of shares of Parent Common Stock over which such Stockholder has beneficial ownership as of the date hereof. As of the date hereof, such Stockholder is the lawful owner of the shares of Parent Common Stock denoted as being owned by such Stockholder on Annex A and has the sole power to vote or cause to be voted such shares. Such Stockholder has good and valid title to the Parent Common Stock denoted as being owned by such Stockholder on Annex A, free and clear of any and all pledges, mortgages, encumbrances, charges, proxies, voting agreements, liens, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement or that would not impair such Stockholders’ ability to perform its obligations under this Agreement. There are no claims for finder’s fees or brokerage commission or other like payments in connection with this Agreement or the transactions contemplated hereby payable by any Stockholder pursuant to arrangements made by such Stockholder.

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Section 4.3 No Conflicts.

(a) Except as provided in the Merger Agreement (subject to the Parent Schedules), no filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby.

(b) None of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of such Stockholder, as applicable, (ii) result in, or give rise to, violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its Subject Shares or assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity, except for any of the foregoing as would not impair such Stockholder’s ability to perform its obligations under this Agreement and except as provided in the Merger Agreement (subject to the Parent Schedules).

Section 4.4 Reliance by the Company and the Members. Such Stockholder understands and acknowledges that the Company and the Members are entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Stockholders.

Section 4.5 No Inconsistent Agreements. Such Stockholder hereby covenants and agrees that, except for this Agreement, such Stockholder has not (a) entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to its Subject Shares inconsistent with such Stockholder’s obligations pursuant to this Agreement or (b) entered into any agreement or taken any action (nor will enter into any agreement or take any action) that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing such Stockholder from performing any of its obligations under this Agreement.

ARTICLE V
TERMINATION

Section 5.1 Termination. This Agreement shall automatically terminate, and none of the Company, the Members’ Representative or the Stockholders shall have any further rights or obligations hereunder upon the earliest to occur of (a) the mutual written consent of the Members’ Representative and the Stockholders, (b) the Closing Date, and (c) the date of termination of the Merger Agreement in accordance with its terms. Upon any such termination, no Party shall have any other liability for its obligations under the Agreement in the absence of fraud or Willful Breach of this Agreement by such Party. Notwithstanding anything to the contrary herein, the provisions of this ARTICLE V and ARTICLE VI shall survive the termination of this Agreement.

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ARTICLE VI
MISCELLANEOUS

Section 6.1 Further Assurances. From time to time, at the other Party’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 6.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company, the Members or the Members’ Representative any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholders, and the Company or the Members shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Parent or exercise any power or authority to direct the Stockholders in the voting of any of the Subject Shares, except as otherwise provided herein.

Section 6.3 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the Parties hereto. The failure of any Party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 6.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	If to the Company or the Members’ Representative:

c/o Tempus Intermediate Holdings, LLC
133 Waller Mill Road, Suite 400 Williamsburg, VA 23185

Attention:	Scott Terry and Jack Gulbin
Telephone:	(757) 243-8164
Facsimile:	(757) 969-6168
E-mail:	sterry@tempusjets.com
jgulbin@tempusjets.com

with a copy to:

Alston & Bird LLP
101 S. Tryon St., Suite 4000
Charlotte, NC 28280-4000
Attention:	Gary C. Ivey, Esq.
T. Scott Kummer, Esq.
Telephone:	704-444-1090
Facsimile:	704-444-1690
E-mail:	gary.ivey@alston.com
scott.kummer@alston.com

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(b)	If to the Stockholders:

c/o Chart Acquisition Corp.
75 Rockefeller Plaza, 14th Floor New York, NY 10019

Attention:	Joseph Wright
Telephone:	(212) 350-8205
Facsimile:	(212) 350-8299
E-mail:	jwright@chartgroup.com

with a copy to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, NY 10105

Attention:	Douglas S. Ellenoff, Esq.
Richard Baumann, Esq.
Telephone:	(212) 370-1300
Facsimile:	(212) 370-7889
E-mail:	ellenoff@egsllp.com
rbaumann@egsllp.com

Section 6.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 6.7 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Party.

Section 6.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

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Section 6.9 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 6.10 Governing Law. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware, without regard to its conflicts of laws principles.

Section 6.11 Specific Performance; Remedies. Each Stockholder acknowledges that the Company and the Members shall be irreparably harmed and that there shall be no adequate remedy at Law for any violation or breach, or threatened breach, by any Stockholder of any of the covenants or agreements contained in this Agreement, and that any breach or threatened breach of this Agreement by a Stockholder, would not be adequately compensated by monetary damages alone. It is accordingly agreed, notwithstanding anything to the contrary set forth in this Agreement, that the Company and the Members’ Representative shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the Stockholders’ covenants and agreements contained in this Agreement. Each Stockholder hereby agrees (i) to waive the defense in any such suit that the Company or the Members’ Representative have an adequate remedy at law, (ii) not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement or to enforce compliance with, the covenants and obligations of the Stockholders under this Agreement, and (iii) to waive any requirement to post any bond, in each case, in connection with obtaining such relief. All rights and remedies of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable Law.

Section 6.12 Jurisdiction; Waiver of Jury Trial; Service of Process. The Parties agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, prior to the Closing, shall be brought in any United States District Court for the Eastern District of Virginia located in Alexandria, Virginia, or if such court does not have jurisdiction, any Virginia state court in the City of Alexandria with jurisdiction. Each Party hereby irrevocably (a) submits to the exclusive jurisdiction of the state and federal courts sitting in such jurisdiction; (b) waives, and agrees not to assert, any claim that it is not subject to the jurisdiction of, or any objection to the laying of venue in, any such courts or that such action has been commenced in an improper or inconvenient forum; and (c) agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s address as provided herein shall be effective with respect to any matter for which it has submitted to jurisdiction hereby. The foregoing shall not constitute a general consent to service of process and shall have no effect for any purpose except as set forth in this Section 6.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. Each Party (x) certifies that no Representative of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (y) acknowledges that it and the other Party has been induced to enter into the agreements contemplated hereby by, among other things, the mutual waivers, agreements and certifications in this Section 6.12.

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Section 6.13 Counterparts. This Agreement may be executed in counterparts (including by facsimile), each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 6.14 No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Stockholders, on the one hand, and the Company, the Members or the Members’ Representative, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the Parties hereto. Without limiting the generality of the foregoing sentence, each of the Stockholders (a) is entering into this Agreement solely on its own behalf and shall not have any obligation to perform on behalf of any other Stockholder or any other holder of Parent Common Stock or any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other Stockholder or other holder of Parent Common Stock and (b) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law.

[Signature page follows.]

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IN WITNESS WHEREOF, the Company, the Members’ Representative and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

STOCKHOLDERS:

CHART ACQUISITION GROUP LLC

By:		The Chart Group L.P.

	By:	/s/ Christopher D. Brady
Name: Christopher D. Brady
Title: Manager

THE CHART GROUP, L.P.

By:		/s/ Christopher D. Brady
Name: Christopher D. Brady
Title: Manager

/s/ Christopher D. Brady
CHRISTOPHER D. BRADY

/s/ Joseph Wright
JOSEPH WRIGHT

COWEN INVESTMENTS LLC

By:		/s/ Owen Littman
Name: Owen Littman
Title: Authorized Signatory

[SIGNATURES CONTINUE ON FOLLOWING PACE]

[Signature Page to Supporting Stockholder Agreement]

COMPANY:

TEMPUS APPLIED SOLUTIONS, LLC

By:	/s/ Benjamin Scott Terry
Name: Benjamin Scott Terry
Title: Manager

MEMBERS’ REPRESENTATIVE:

/s/ Benjamin Scott Terry
BENJAMIN SCOTT TERRY

/s/ John G. Gulbin III
JOHN G. GULBIN III

[Signature Page to Supporting Stockholder Agreement]

Annex A

Name of Stockholder	Number of Shares Owned	Number of Shares Beneficially Owned
Chart Acquisition Group LLC	981,250	981,250
The Chart Group, L.P.	307,500	1,288,750
Christopher D. Brady	108,750	1,397,500
Joseph Wright	237,500	237,500
Cowen Investments LLC	131,250	131,250